Exhibit 99.1

Company Contact:

Ronald Ristau

Chief Operating Officer

Chief Financial Officer

(212) 884-2000

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Megan McDonnell

NEW YORK & COMPANY, INC. REPORTS MARCH SALES RESULTS

New York, New York – April 7, 2005 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 477 stores, announced today that total net sales for the five-week period ended April 2, 2005 increased 6.2% to $102.8 million, compared to $96.8 million in the prior year period.  Comparable store sales increased 2.9% for the five-week period, compared to a comparable store sales increase of 13.0% in the prior year period.

Total net sales for the nine-week year-to-date period ended April 2, 2005 increased 9.2% to $188.5 million, as compared to $172.6 million in the prior year period.  Comparable store sales increased 6.0% for the nine-week period, compared to a comparable store sales increase of 18.0% in the prior year period.

Richard P. Crystal, Chairman and CEO stated: “We were pleased with our March sales results, and believe we are well positioned for a successful Spring season.”

The Company opened 2 new stores and closed 2 stores in March ending the month with 477 locations.  In the first fiscal quarter of 2005, the Company plans to have opened a total of 8 new stores and closed 2 stores, ending the quarter with 482 stores and 3.196 million selling square feet in operation.

Fiscal 2004 Results Update

The Company has completed its evaluation of its lease related accounting and as previously disclosed, will change its accounting practices associated with the recognition of straight line rent expense, the capitalization and depreciation lives of certain leasehold improvements and the classification of landlord allowances.  These changes will result in a one-time non-cash charge in the fourth quarter of fiscal 2004 of $0.01 per diluted share, as compared to previous estimates of $0.02 - $0.03 per diluted share.

2005 Guidance

The Company also noted that it reiterates its comfort with previously issued guidance for first and second quarter fiscal 2005 and full fiscal year 2005 net sales and earnings, as stated in its March 3, 2005 press release, which is available on the Company’s website at www.nyandcompany.com.

Conference Call Information

To listen to New York & Company’s prerecorded March sales message beginning today, Thursday, April 7, 2005 at 8:30 am ET, please dial (877) 519-4471 followed by the conference identification number #5457335.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) the effects of government regulation; (xvii) the control of our company by our sponsors and (xviii) other risks and uncertainties as described in our documents filed with the SEC, including our Registration Statement on Form S-1.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The Company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of 477 retail stores in 44 states.  Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.